PRESS RELEASE


FOR IMMEDIATE RELEASE
---------------------


SAND HILL IT SECURITY CORP. ANNOUNCES NEW ADVISORY
BOARD MEMBERS AND STRATEGIC INDUSTRY PARTNERS


Menlo Park, CA, January 25, 2005 - Sand Hill IT Security Acquisition Corp. (OTC Bulletin Board: SHQC - News; the "Company") announced today the appointment of four IT security and technology executives to the Company's advisory board and the formation of five strategic alliances with IT security companies.


The newly appointed advisory board members are Roberto Medrano, former CEO, PoliVec and former General Manager of the E-Services and Internet Security Divisions at Hewlett-Packard; John Garvey, former CEO of Betrusted, Inc.; Lou Ryan, former CEO of Entercept Security Technology; and Raj Dhingra, former Senior Vice President of Corporate and Product Marketing, McAfee, Inc. Industry partners include Internet Research Group (formerly NetsEdge Research), Milestone Group, NanoOptic Networks, The York Group, and Trusted Strategies.


Chief Executive Officer Humphrey Polanen said, "We are very pleased that four highly credentialed and respected executives have joined Sand Hill IT Security's advisory board. Their leadership on IT security issues and extensive knowledge and experience will support our goal to complete a business combination with a leading IT security company."

Roberto Medrano, a recognized executive in the field of Internet security, has been a leader in firewall, content security, security policy and the intrusion prevention segments of the security market. Mr. Medrano is a member of President Bush's National Security Advisory Committee, National Cyber Security Summit, and The White House National Strategy to Secure Cyberspace. He also participated in President Clinton's White House Security Summit.

John Garvey has nearly 20 years of security and technology experience in senior management and advisory roles for leading global companies, and has been involved in the acquisition of more than 10 IT security companies. While CEO of Betrusted (now CyberTrust), Mr. Garvey built one of the world's largest security services company and provider of security services to top tier companies and government organizations.

Lou Ryan offers 22 years of computer industry management experience. He is the former CEO of Entercept (acquired by McAfee) and PinPoint Software, a leading security technology company. Mr. Ryan also co-founded and served as executive vice president of worldwide sales at Delrina Corp., a leading supplier of communications software (also acquired by Symantec).

Raj Dhingra, former SVP of marketing with McAfee (previously Network Associates Inc.), was responsible for corporate and product marketing of network and system security products. Mr. Dhingra has guided many emerging companies through market entry and rapid business growth and has helped establish industry-leading positions in extremely competitive markets.

"We are also pleased to have established relationships with our strategic industry partners, each of which has their own area of expertise in IT security," Polanen added. "These companies' management teams and operating capability can help the company with which we complete a business combination realize its full potential."

Internet Research Group specializes in Internet infrastructure, helping organizations build effective information security systems through marketing and strategy research reports and focused consulting services. John Katsaros is a principal at the Silicon Valley-based company.

Milestone Group is a professional services firm that helps technology companies solve revenue and growth challenges. Mark A. Zawacki is a partner with the company and based in Silicon Valley.

NanoOptic Networks specializes in executive search for technology-enabled companies with a domain expertise in information security. Herman Collins is CEO.

The York Group is a worldwide organization that helps companies build sales and distribution channels for IT and telecom products. Harald Horgen is president and CEO.

Trusted Strategies is a research and advisory firm focused exclusively on the business of IT security and offers over 40 years of experience building and deploying IT security products. Frank P. Paniagua, Jr. is a partner with the company.

About Sand Hill IT Security
Headquartered in Menlo Park, California, Sand Hill IT Security Acquisition Corp. is a newly organized public company focused on IT security. The Company has approximately $22 million in growth capital to be used as all or part of the consideration to complete a business combination with an IT security company. For more information, visit the Company's web site at www.sandhillsecurity.com

This release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Actual Company results may differ materially from those described. The Company's operations and business prospects are always subject to risk and uncertainties, including, without limitation, the lack of an operating history, our ability to consummate a business combination, and rapid technological change. A more extensive listing of risks and factors that may affect the business prospects of the Company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the Company with the Securities and Exchange Commission.

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Sand Hill IT Security
Patricia Block
(650) 344-6691
pblock@blockconsulting.net